Pomeroy IT Solutions, Inc.	Contact:
1020 Petersburg Road	Kevin Gregory, Sr. Vice President
Hebron, KY 41048	and Chief Financial Officer
859-586-0600	859-586-0600 x 1424
www.pomeroy.com	kgregory@pomeroy.com

Pomeroy IT Solutions, Inc. Reports Third Quarter Results

Hebron, KY – November 13, 2007 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) a technology and services solution provider, today reported third quarter 2007 revenue of $152.7 million and a net loss of ($91.8) million, including a charge for Goodwill impairment, or ($7.44) per fully diluted share.

“Our primary goal is to return Pomeroy to consistent profitability while also growing our business,” said Keith Coogan, CEO and President of Pomeroy IT Solutions.  “Our financial and operational performance during the third quarte was inconsistent in that our product business demonstrated continuing improvement, with increasing revenue and profit margins, while our service business declined in both revenue and gross margin. In addition to our operating performance, the financial results for the third quarter reflect a number of non-cash charges, the largest of which relates to the charge-off of goodwill,” said Coogan.

“We are very focused on making the necessary changes and improvements in order to achieve our profitability and growth goals,” said Coogan regarding Pomeroy’s future direction.

CONSOLIDATED FINANCIAL RESULTS

Third Quarter 2007 Financial Results

Total Revenue in the third quarter of fiscal 2007 was $152.7 million compared to $154.9 million in the third quarter of 2006, a decline of $2.2 million.

Product Revenue:
Product Revenue increased $2.8 million, an increase of 3%.  During the third quarter, approximately 48% of our product revenue came from Advanced Technology sales which increased by approximately 7.2% or $3.3 million compared to the third quarter of 2006. This growth was partially offset by a decline in the sale of Commodity Technology products.

Service Revenue:
Service Revenue declined by $5.0 million to $56.2 million in the third quarter of 2007.

Staff Sourcing revenue accounted for approximately 34% of our Service Revenue in the third quarter and declined $2.5 million compared to the third quarter of 2006.   This decline was the result of a reduction of $2.2 million in placements at large staffing engagements.

OEM Warranty revenue was approximately 16% of our Service Revenue in the third quarter, reflecting an increase of $0.7 million or 8.4% compared to the third quarter of 2006.  The OEM Warranty revenue is aligned with our Advanced Technology sales.

Outsourcing and Project revenue was approximately 50% of Services Revenue in the third quarter and declined $3.2 million compared to the third quarter of 2006.  The majority of this decline relates to a reduction in deployment projects and time and material break-fix projects.

Third Quarter 2007 versus Third Quarter 2006 (Continued)

Gross Profit

Gross Profit was $20.7 million in the third quarter of 2007 compared to $22.7 million in the third quarter of 2006.  Gross Profit, as a percentage of revenue, was 13.6% in the third quarter of 2007 as compared to 14.6% in the third quarter of 2006.  The decline in gross profit is due primarily to a decline in service margins.

Product Gross Profit:
Product Gross Profit was $9.2 million in the third quarter of 2007 compared to $7.4 million in the third quarter of 2006.  Gross profit margins were 9.5% in the third quarter of 2007 compared to 7.9% in the third quarter of 2006. The increase in gross profit is due primarily to the higher volumes of Advanced Technology sales and margin improvements as a result of initiatives put in place to promote stronger OEM partnerships.

Service Gross Profit:
Service Gross Profit was $11.5 million in the third quarter of 2007 compared to $15.3 million in the third quarter of 2006.  The decline in Service Gross Profit of $3.8 million was the result of lower service revenue and reduced personnel utilization rates.   Service margins were 20.5 % in the third quarter of 2007 compared to 25.0% in the third quarter of 2006.

Operating Expenses

Total operating expenses were $124 million in the third quarter of 2007 compared to $24 million in the third quarter of 2006.  During the third quarter, the Company finalized its Phase 1 for Goodwill valuation and incurred an estimated charge for Goodwill impairment.  Also, during the third quarter, the Company initiated a project to replace its enterprise reporting system that will end-of-life thirteen existing systems.  As a result, the Company recorded a charge to write-off certain software and reflects a change in the remaining useful life of other existing software. During the third quarter, the Company took a charge to resolve several of its outstanding lawsuits, claims and older outstanding receivables.  Also included were payments related to legal, consulting and settlement costs for corporate matters including the contested Proxy and other accruals.

Expenses identified above that were incurred during the third quarter were $102.2 million and included:

▪ Goodwill impairment	$98.3 million
▪ Software abandonment and replacement plan	$2.1 million

▪ Settlement of lawsuits, claims and outstanding receivables	$1.5 million
▪ Legal, Consulting and Proxy settlement costs	$0.3 million

Excluding these items, operating expenses would have been approximately $22.2 million, an increase of $1.6 million from the third quarter of 2006.  Without these expenses, operating expenses as a percentage of Total Revenue were 14.5%.

Net Income

Net Loss was $(91.8) million in the third quarter of 2007 compared to $(1.0) million in the third quarter of 2006.  The increase in the net loss was a result of the factors described above.  Excluding these expenses identified above, the net loss would have been approximately $(0.8) million in the third quarter of 2007.

Other Financial Information

o Debt	$0 million
o Capital Expenditures	$1.9 million
o Cash Flow(Use)From Operating Activities	$(5.8 million	)
o Purchases of Company stock	$0.4 million
o Working Capital	$92.6 million
o Cash, Cash Equivalents and CD’s	$6.8 million

Year-to-date Financial Results

Total Revenue in the first nine months of 2007 was $451.3 million compared to $469.7 million in the first nine months of 2006, a decline of $18.4 million.

Product Revenue:
Product Revenue increased $5.7 million compared to the first nine months of 2006. Product Revenue was $280.3 million in the first nine months of 2007.  During the first nine months of 2007 approximately 46% of our product revenue came from Advanced Technology sales.

Service Revenue:
Service Revenue was $171.0 million for the first nine months of 2007, a decline of $24.1 million.   This decline was primarily the result of a reduction in placements at a large staffing engagement and reduced project work.

Staff Sourcing revenue accounted for approximately 33% of our Service Revenue in the first nine months of 2007.  Staff Sourcing revenue declined $9.0 million compared to the first nine months of 2006, which was primarily the result of an $8.3 million reduction in Staff Sourcing revenue at large staffing engagements.

OEM Warranty revenue was approximately 16% of our Service Revenue in the first nine months of 2007.  Compared to the first nine months of 2006, Warranty revenue declined $1.7 million.  This decline resulted from the shortfall we experienced in the first quarter of 2007.

Outsourcing and Project revenue accounted for 51% of Services Revenue in the first nine months of 2007.  Outsourcing and Project revenue declined $13.4 million compared to the first nine months of 2006.  The majority of this decline relates to a reduction in deployment projects, time and material break-fix projects and customer attrition in our smaller market segments.

Gross Profit

Gross Profit was $66.5 million in the first nine months of 2007 compared to $68.5 million in the first nine months of 2006.  Gross profit, as a percentage of revenue, increased to 14.7% in the first nine months of 2007 from 14.6% in the first nine months of 2006.

Product Gross Profit:
Product Gross Profit was $24.9 million in the first nine months of 2007 compared to $22.0 million in the first nine months of 2006.  Gross Profit margins increased to 8.9% in the first nine months of 2007 from 8.0% in the first nine months of 2006.  The improvement in Product Gross Profit and Product Gross Profit margins is related to increased sales of Advanced Technology products and margin improvements resulting from initiatives put in place to promote stronger OEM partnerships.

Service Gross Profit:
Service Gross Profit was $41.5 million in the first nine months of 2007 compared to $46.5 million in the first nine months of 2006, reflecting a decline in Service Revenue.  Service Gross Profit margins increased to 24.3% in the first nine months of 2007 from 23.8% in the first nine months of 2006.  Service Gross Profit margins improved due to higher utilization earlier in the year partially offset by the declines in utilization during the third quarter.

October 5, 2007 YTD versus October 5, 2006 YTD (Continued)

Operating Expenses

Operating Expenses were $168.6 million in the first nine months of 2007 compared to $68.7 million in the first nine months of 2006.   During the first nine months, the Company took an estimated charge for goodwill impairment.  The Company initiated a project to replace its enterprise reporting system. As a result, a charge was recorded to write-off certain software and change the remaining useful life of existing software.  The Company also resolved several of its outstanding lawsuits, claims and outstanding receivables and made payments related to prior acquisitions. Also included were payments related to legal, consulting and settlement costs for corporate matters including the contested Proxy and other accruals.

Expenses identified above that were incurred during the first nine months of 2007 were $104.9 million and included:

▪ Goodwill impairment	$98.3 million
▪ Software abandonment and replacement plan	$2.1 million
▪ Settlement of lawsuits, claims and outstanding receivables and payments related to prior acquisitions	$3.3 million
▪ Legal, Consulting and Proxy settlement costs	$1.2 million

Excluding these amounts, operating expenses would have been approximately $63.7 million, a reduction of  $0.3 million compared to the first nine months of 2006.  Without these expenses, operating expenses as a percentage of Total Revenue was 14.1%.

Net loss was $(90.8) million or $(7.36) per share compared to $(0.4) million or $(0.03) per share in the first nine months of 2006.    Without these expenses, the net income would have been $1.8 million.

CONFERENCE CALL

To participate in a conference call and questions and answer session with senior management regarding the third quarter 2007 results, call 1-877-842-7108, using pass code 23980384 at 10:00 a.m. (ET) on Wednesday,  November 14, 2007. For your convenience, a replay will be available shortly after the call by dialing 1-800-642-1687.

ABOUT POMEROY IT SOLUTIONS, INC.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

FORWARD-LOOKING STATEMENTS

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied by such forward-looking statements.  These risks, and other factors you should specifically consider, include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers, sell additional products and services to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; new acquisitions by the Company; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company's best practices strategies; the ability to manage risks associated with customer projects; adverse or uncertain economic conditions; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

Non-GAAP Financial Measures

The non-GAAP financial measures contained in this earnings press release exclude certain expenses for payments related to prior acquisitions, legal, consulting and settlement costs related to non-routine corporate matters including the contested proxy, and severance and other accruals.  Management uses non-GAAP financial measures to assess the nature of its business, including (i) whether to continue current lines of business or enter new lines of business; (ii) anticipating changes in demands for products and services; (iii) pressures on gross margins; (iv) planning and forecasting its future business; and (v) analyzing prior forecasts against past performance.  In addition, excluding these charges enhances the Company’s understanding of trends developing in its operations, as well as its performance in its market and against its competitors.  The Company believes that providing non-GAAP net income measures that exclude such items, best allows investors to understand the Company’s ongoing business activities during the quarter.  The Company believes that inclusion of certain non-GAAP financial measures provides comparability to other publicly traded companies.  The non-GAAP financial measures should not be considered as a substitute for, or preferable to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP financial measures used by others.  Management recognizes that the use of such non-GAAP financial measures do not take into account the fact that some of the excluded extraordinary expenses could recur or that other extraordinary expenses could be incurred.

The Company believes that these non-GAAP financial measures provide an additional tool for investors to evaluate its ongoing operating results and trends.  Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as detailed below:

Non-GAAP Financial Measures (Continued)

(in thousands, except per share data)
	Three Months Ended Ocotber 5, 2007			Three Months Ended Ocotber 5, 2006
	Net loss	Basic Earnings Per Share	Diluted Earnings Per Share	Net loss	Basic Earnings Per Share	Diluted Earnings Per Share

As reported GAAP financial measures	$(91,794)	$(7.44)	*	$(1,012)	$(0.08)	*

Adjustments
Goodwill impairment	98,314	7.97	*	3,472	0.28	*
Settlement of lawsuits, claims and outstanding receivables	1,463	0.12	*	-	-
Software abandonment and replacement plan	2,081	0.17	*	-	-
Legal, Consulting and Proxy settlement costs	252	0.02	*	-	-
Stock based compensation				290	0.02	*
Income tax effect on non-GAAP adjustments and applying the same current year effective rate to prior year	(11,156)	(0.91)	*	(1,467)	(0.12)	*
Total adjustments	90,954	7.37	*	2,295	0.18	*

Non-GAAP financial measures	$(840)	$(0.07)	*	$1,283	$0.10	$0.10

	Nine Months Ended Ocotber 5, 2007			Nine Months Ended Ocotber 5, 2006
	Net Loss	Basic Earnings Per Share	Diluted Earnings Per Share	Net Loss	Basic Earnings Per Share	Diluted Earnings Per Share

As reported GAAP financial measures	$(90,821)	$(7.36)	*	$(400)	$(0.03)	*

Adjustments
Goodwill impairment	98,314	7.97	*	3,472	0.27	*
Settlement of lawsuits, claims and outstanding receivables	3,308	0.27	*	-	-
Software abandonment and replacement plan	2,081	0.17	*	-	-
Legal, Consulting and Proxy settlement costs	1,156	0.09	*	-	-
Stock based compensation				290	0.02	*
Income tax effect on non-GAAP adjustments and applying the same current year effective rate to prior year	(12,199)	(0.99)	*	(920)	(0.07)	*
Total adjustments	92,660	7.51	*	2,842	0.22	*

Non-GAAP financial measures	$1,839	$0.14	$0.15	$2,442	$0.19	$0.19

*The dilutive earnings per share is not shown as the effect is anti-dilutive.

      POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)	October 5,	January 5,
	2007	2007
ASSETS

Current Assets:
Cash and cash equivalents	$5,728	$13,562
Certificates of deposit	1,103	1,076

Accounts receivable:
Trade, less allowance of $3,447 and $4,390	130,608	139,225
Vendor receivables, less allowance of $355 and $155	9,534	8,095
Net investment in leases	841	1,587
Other	762	1,367
Total receivables	141,745	150,274

Inventories	19,709	16,274
Other	11,927	10,791
Total current assets	180,212	191,977

Equipment and leasehold improvements:
Furniture, fixtures and equipment	19,660	22,540
Leasehold improvements	8,583	8,459
Total	28,243	30,999

Less accumulated depreciation	19,037	18,406
Net equipment and leasehold improvements	9,206	12,593

Net investment in leases, net of current portion	11	42
Goodwill	-	98,314
Intangible assets, net	2,160	2,634
Other assets	11,875	3,403
Total assets	$203,464	$308,963

    POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share)	October 5,	January 5,
	2007	2007
LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$67,946	$74,726
Deferred revenue	2,307	2,604
Employee compensation and benefits	6,836	8,642
Accrued facility closing cost and other liability	1,295	1,286
Other current liabilities	9,141	14,412
Total current liabilities	87,525	101,670

Accrued facility closing cost	1,383	2,313

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares (no shares issued or outstanding)	-
Common stock, $.01 par value; authorized 20,000 shares (13,513 and 13,476 shares issued at October 5, 2007 and January 5, 2007, respectively)	138	137
Paid-in capital	90,868	89,992
Accumulated other comprehensive income	(60)	15
Retained earnings	35,612	126,433
	126,558	216,577
Less treasury stock, at cost (1,177 and 1,130 shares at October 5, 2007 and January 5, 2007)	12,002	11,597
Total equity	114,556	204,980
Total liabilities and equity	$203,464	$308,963

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	Three Months Ended
	October 5,	October 5,		October 5,	October 5,
	2007	2007		2006	2006
	(Unaudited)	Non-GAAP		(Unaudited)	Non-GAAP

Product and service revenues:
Product	$96,495	$96,495		$93,678	$93,678
Service	56,219	56,219		61,255	61,255
Total revenues	152,714	152,714		154,933	154,933

Cost of product and service revenues:
Product	87,282	87,282		86,307	86,307
Service	44,702	44,702		45,966	45,966
Total cost of revenues	131,984	131,984		132,273	132,273

Gross profit	20,730	20,730		22,660	22,660

Operating expenses:
Selling, general and administrative	21,045	21,045		19,593	19,303
Depreciation and amortization	1,366	1,111		1,250	1,250
Goodwill Impairment	98,314	-	**	3,472	-
Settlement of lawsuits, claims and outstanding receivables	1,463	-	**	-	-
Software abandonment and replacement plan	1,826	-	**	-	-
Legal, Consulting and Proxy Settlement costs	252	-	**	-	-
Total operating expenses	124,266	22,156		24,315	20,553

Income (loss) from operations	(103,536)	(1,426)		(1,655)	2,107

Interest Income	169	169		124	124
Interest Expense	(98)	(98)		(128)	(128)
Interest income (expense), net	71	71		(4)	(4)

Income (loss) before income tax	(103,465)	(1,355)		(1,659)	2,103
Income tax	(11,671)	(515)		(647)	820
Net income (loss)	$(91,794)	$(840)		$(1,012)	$1,283

Weighted average shares outstanding:
Basic	12,335	12,335		12,591	12,591
Diluted	12,335	12,335	*	12,591	12,737

Earnings per common share:
Basic	$(7.44)	$(0.07)		$(0.08)	$0.10
Diluted	$(7.44)	$(0.07	)*	$(0.08)	$0.10

* Dilutive loss per common share for the GAAP three months ended October 5, 2007 and 2006 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of  outstanding stock options.
**  Non-GAAP numbers exclude the charges related to the Goodwill impairment of $98.3 million; software abandonment and replacement plan of $2.1 million; settlement of lawsuits, claims and outstanding receivables $1.5 million; Legal Consulting and Proxy Settlement costs of $0.3 million.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands,except per share data)	Nine Months Ended
	October 5,	October 5,		October 5,	October 5,
	2007	2007		2006	2006
	(Unaudited)	Non-GAAP		(Unaudited)	Non-GAAP

Product and service revenues:
Product	$280,305	$280,305		$274,636	$274,636
Service	171,020	171,020		195,107	195,107
Total revenues	451,325	451,325		469,743	469,743

Cost of product and service revenues:
Product	255,393	255,393		252,614	252,614
Service	129,476	129,476		148,650	148,650
Total cost of revenues	384,869	384,869		401,264	401,264

Gross profit	66,456	66,456		68,479	68,479

Operating expenses:
Selling, general and administrative	60,321	60,321		61,368	60,182
Depreciation and amortization	3,636	3,381		3,819	3,819
Goodwill Impairment	98,314	-	**	3,472	-
Settlement of lawsuits, claims and outstanding receivables	3,308	-	**	-	-
Software abandonment and replacement plan	1,826	-	**	-	-
Legal, Consulting and Proxy Settlement costs	1,156	-	**	-	-
Total operating expenses	168,561	63,702		68,659	64,001

Income (loss) from operations	(102,105)	2,754		(180)	4,478

Interest Income	699	699		431	431
Interest Expense	(367)	(367)		(906)	(906)
Interest income (expense), net	332	332		(475)	(475)

Income (loss) before income tax	(101,773)	3,086		(655)	4,003
Income tax	(10,952)	1,247		(255)	1,561
Net income (loss)	$(90,821)	$1,839		$(400)	$2,442

Weighted average shares outstanding:
Basic	12,338	12,338		12,611	12,611
Diluted	12,338	12,635	*	12,611	12,670

Earnings per common share:
Basic	$(7.36)	$0.15		$(0.03)	$0.19
Diluted	$(7.36)	$0.15	*	$(0.03)	$0.19

* Dilutive loss per common share for the GAAP nine months ended October 5, 2007 and 2006 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options.
**  Non-GAAP numbers exclude the charges related to the Goodwill impairment of $98.3 million; software abandonment and replacement plan of $2.1 million; settlement of lawsuits; claims and outstanding receivables $2.4 million; Legal, consulting and Proxy Settlement cost of $ 1.2 million; and payments related to prior acquisitions of $0.9 million.  See previous discussion on non-GAAP Financial Measures.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Nine Months Ended
	Ocotber 5, 2007	Ocotber 5, 2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net Loss	$(90,821)	$(400)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	4,055	3,819
Stock option, restricted stock compensation and employee purchase plan expense	342	1,186
Restructuring and severance charges	(921)	133
Goodwill Impairment	98,314	3,472
Bad debt expense	3,063	190
Amortization of unearned income	(31)	-
Deferred income taxes	(9,609)	605
Loss on disposal of fixed assets	1,828	67
Changes in working capital accounts
Accounts receivable	4,721	(10,525)
Inventories	(3,436)	(1,780)
Other current assets	(667)	(62)
Net investment in leases	808	862
Accounts payable	(6,779)	22,850
Deferred revenue	(296)	(488)
Income tax payable	-	(705)
Employee compensation and benefits	(1,806)	3,005
Other, net	(4,603)	(5,364)
Net operating activities	(5,838)	16,865
Cash flows from investing activities:
Capital expenditures	(1,898)	(1,172)
Proceeds from redemption of certificates of deposit	-	2,682
Purchases of certificates of deposit	(27)	(102)
Payment for covenant not-to-compete	-	(285)
Acquisition of businesses	-	(738)
Net investing activities	(1,925)	385
Cash flows from financing activities:
Net payments of short-term borrowings	-	(15,304)
Proceeds from exercise of stock options	96	192
Purchase of treasury stock	(405)	(1,350)
Proceeds from issuance of common shares for employee stock purchase plan	313	303
Net financing activities	4	(16,159)
Effect of exchange rate changes on cash and cash equivalents	(75)	(5)
Change in cash and cash equivalents	(7,834)	1,086
Cash and cash equivalents:
Beginning of period	13,562	1,486
End of period	$5,728	$2,572